Consent of Independent Registered Public Accounting Firm

Francesca’s Holdings Corporation

Houston, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 22, 2010, except for footnotes 2 and 9, which are as of April 15, 2011, relating to the consolidated financial statements of Francesca’s Holdings Corporation, which is contained in that Prospectus, and to the incorporation by reference in the Prospectus of our report dated June 22, 2010, except for footnotes 2 and 9, which are as of April 15, 2011 appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospects.

/s/ BDO USA, LLP

(formerly known as

BDO Seidman, LLP)

Houston, Texas

April 16, 2012